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                                                               Exhibit 10.12

                                      AGREEMENT

THIS AGREEMENT IS MADE AT PUNE ON THIS 7TH DAY OF APRIL 1995.
BETWEEN

DR. BHUSHAN PATWARDHAN of Pune, Indian Inhabitant, residing at 1471, Shukrawar Peth, Tulshibag Chowk, Pune - 411002, (hereinafter referred to as "Dr. PATWARDHAN" which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include his heirs, legal representatives, executors and administrators) of the FIRST PART.

AND

BIO-VED, INC., a company incorporated under the laws of U.S.A. and having its office at 911 Bern Court # 110, San Jose CA 95112, U.S.A. (hereinafter referred to as "the Company" which expression shall unless repugnant to the context or meaning thereof be deemed to mean can include its successors and assigns) of the SECOND PART.

WHEREAS Dr. Patwardhan had developed a pharmaceutical preparation (named by him as RA-1 and hereinafter referred to as "RA-1"). Dr. Patwardhan is the absolute owner of RA-1 and process for extraction and manufacture of RA-1. According to him, the said formulation RA-1 is useful in the method of treating musculoskeletal disease;

AND WHEREAS Dr. Patwardhan has filed two Applications for patents in the United States of America for and in respect of RA-1 and the proprietary and ownership in RA-1 and its uses and applications on 11th July, 1994 under No. 08/273,189 Patent and Trademark Office, Washington DC. USA and the said Application is pending for registration.

AND WHEREAS by the Agreement dated 28th September 1994, made between the Company and Dr. PATWARDHAN, the latter agreed to grant to the Company the exclusive right, title and interest in the formulation RA-1 and its uses, extraction, and machinery to the Company on the terms and conditions stated therein;

AND WHEREAS Dr. Patwardhan has agreed to grant to the Company the exclusive right for the use, manufacture and sales of formulation RA-1 and patents thereof with all future improvements and additions thereto to the Company.

NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1. Dr. Patwardhan hereby agrees for the consideration hereinafter mentioned to grant to the Company the exclusive license and rights to make use, development, extraction, manufacture, sale and commercial exploitation of formulation RA-1, either as sole formulation or in combination with other products or formulation or formulations throughout the world including India. (This rights

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    are hereinafter referred to as "Rights in RA-1").

2. The entire rights in respect of the said formulation RA-1, its method of extraction and manufacture and commercial exploitation of the said formulation and all the rights, title and interest in RA-1 shall vest in the Company and Dr. Patwardhan shall not be entitled to interfere in it in any manner.

3.  a)   Dr. Patwardhan declares that he has received the Examination Reports from the Patent Office in respect of the said Patent Applications. Dr. Patwardhan will furnish the Company with the complete file of the above referred Applications and copies of all the papers filed in and received from the Patent Office in India and keep the Company informed of the progress of the Applications.

         It is hereby agreed by and between the parties hereto that the following its review of the Applications, the Company will prosecute the said Patent Applications and Dr. Patwardhan agrees to furnish all information, cooperation and render all assistance to the Company and its advocates for prosecution of the said Patent Applications till the patents are sealed and issued in his favour.

         Dr. Patwardhan agrees to sign Form of Authorization in favour of the Advocates and Patent Attorney of the Company. Dr. Patwardhan also agrees to sign and execute all applications, letters and other papers, as may be required by the Company or its Advocates from time to time.

    b) The Company shall pay to Dr. Patwardhan, a sum of US [*****] only (inclusive of all costs, expenses, fees and charges) for one patent in respect of RA-1 including the patent for the said formulation and its true use, extraction and method of manufacturing. A further sum of US [*****] will be placed into an interest bearing escrow account in Pune payable to Dr. Patwardhan upon the granting of the US patent application. In case the patent is not granted by the Patent Office within three years from February 1, 1995, Dr. Patwardhan will return to the Company within 60 days thereafter, US [*****] plus interest at the rate of 10% per annum upto the date of payment. All monies in the escrow account will also be returned to the company at that time. The period of three years and continuance of the escrow account may be extended by the Company at its sole discretion. The Company intends to bring in the market (outside India), the said formulation within a period of seven years of the granting of the patent. In the event of the Company failing to commence marketing in respect to said product, outside India, within the aforesaid period of seven years, Dr. Patwardhan shall have all rights to the said product outside India.

4. Dr. Patwardhan shall in regard to the above referred application if and when patent has been granted, and in regard to the patent, execute a formal license or

* Confidential provisions omitted and filed separately with the Commission.

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    several licenses as the case may require, and the parties shall register with the Patent and Trademark Office, Washington DC., USA. Any such formal license shall operate subject to the terms of this agreement and the terms of such formal license shall be deemed to be incorporated into this agreement. The license hereinafter agreed to be granted is exclusive both of Dr. Patwardhan and those claiming through him, and others.

5. Dr. Patwardhan warrants that there are no subsisting licenses in respect of formulation RA-1 and he covenants that no further licenses will be granted to any other person. Dr. Patwardhan also confirms that no other person other than himself has any right, title, interest or claim in the development of the formulation RA-1 and its uses, extraction and manufacture and that the ownership and/or intellectual property in RA-1 and the development, manufacture and extraction of RA-1 belong exclusively to him.

6. Pending the grant of patents on the applications, payments made by the Company under this Agreement expressed to be or implied by way of royalty on sales of the formulation RA-1 shall not operate as an estoppel so as to prevent the Company from contending that the formulation RA-1 does not infringe the claims allowed on such applications or any of them.

7. Any or all of the formulation RA-1 manufactured by the Company may be exported for use or sale to any country of the world notwithstanding that Dr. Patwardhan may be in possession of intellectual property rights in respect thereof and the rate of payment in respect thereof by the Company to Dr. Patwardhan shall be same as for formulation RA-1 manufactured and sold in United States of America.

8. The company is hereby granted the right to grant sublicenses to its affiliated and/or associated companies to use, manufacture and/or sales of the said formulation RA-1. Sublicenses hereunder shall be non-exclusive and non-assignable. In the event of sublicensing, the Company shall pay to Dr. Patwardhan, 1% of the royalty received by the said Sublicensing.

9. Nothing in this agreement shall restrict the right of the Company to enter into sub-contracts for the manufacture of the said formulation RA-1.

10. a) The Company shall pay to Dr. Patwardhan for the license and other rights hereby secured as from the first day of sale outside India, a royalty calculated at the rate of [*****] of the gross revenue (defined as sales proceeds received by BIO-VED before any operating expense or tax liability has been deducted) earned by it by marketing and sale of the said formulation RA-1. The royalty shall be paid after the accounts are settled by the Company at the end of each accounting year.

* Confidential provisions omitted and filed separately with the Commission.

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    b)   The Company shall at its decision, elect to market RA-1 outside India, in advance of the granting of the said patents. The royalty, as defined in Clause 10a above, shall be calculated at the same rate. If the patents are not granted during which time the Company, has commenced marketing outside India, the rights of the company, as defined in Clause 3-b shall nonetheless apply. Dr. Patwardhan and the Company agree to abide by all other clauses of this Agreement even in the event that the Patents are not granted.

    c) Dr. Patwardhan shall do all such acts and things as may be necessary to maintain and keep on foot the patents.

    d) Dr. Patwardhan agrees and undertakes not to abandon or allow to lapse any such patents and not to amend the specification of any of them or the specification accompanying any application for patent within the scope of this Agreement without the consent of the Company.

    e) Dr. Patwardhan shall defend every proceeding or application in the Patent Office for opposition to the grant of or for revocation of the patents or the Applications or any of them or in respect of Applications for improvement inventions by Dr. Patwardhan.

    f) The Company shall pay for all patent registration fees and all costs and fees payable in respect of the Applications. In respect of Applications for patent based on improvement inventions within the terms of the Agreement, BIO-VED will decide when and if to apply for patent(s) in respect thereof, and shall bear the costs and fees thereof.

    g) The Company may render all assistance which it may reasonably be required to render to Dr. Patwardhan in the prosecution of the above referred patent Application. Dr. Patwardhan will furnish the company with a complete file of the above referred Application and copies of all papers filed in and received from the Patent Office in the USA and keep the Company informed of the progress of the Application.

    h) The Company will pay for all renewal fees and other obligations in this clause and the Company shall do all things in its power towards the maintenance of the validity and enforceability of the patent in the USA and for the prevention of the infringement thereof.

11. a) If any infringement or threatened infringement of any patents comes to the notice of the Company, it shall, forthwith, notify to Dr. Patwardhan giving particulars thereof.

    b)   If Dr. Patwardhan fails to take any action against the infringers

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         within a period of 10 days from the date of the notice, in that event the Company is at liberty, at its own costs, to take an action against the infringers at the cost and consequence of Dr. Patwardhan.

12. a) If any proceedings are threatened or commenced by a third party against either the Company or sublicensee or any of their customers or Dr. Patwardhan on the ground that the said formulation RA-1 infringe any patent monopoly rights vested in such third party, the party so threatened or sued shall inform the other forthwith and the matter shall be referred to leading patent counsel for the purpose of obtaining his advice on whether a defense or a threat action will have a reasonable chance of successful outcome and whether there any circumstances making it imprudent to defend or commence the proceedings.

    b) If both Dr. Patwardhan and the Company decide that any such proceedings shall be defended, the Company shall bear the whole legal costs. Damages and costs awarded against Dr. Patwardhan in favour of such third party, shall be borne by Dr. Patwardhan.

13. Subject to the provisions for termination hereinafter contained, this agreement shall operate as from 28 day of September, 1994 and shall continue in force for the entire terms of the patents.

14. Dr. Patwardhan may terminate this Agreement if the Company fails to perform any of the terms hereof and fails to remedy such breach within 30 days of a written notice from Dr. Patwardhan to remedy the same.

15. The Company shall pay the legal costs incurred in respect of the preparation of all drafts and engrossment's of this Agreement and of any formal license hereunder.

16. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors-in-title or assigns as the case may be.

17. Dr. Patwardhan hereby agrees that he shall, at the request of the company, sign and execute all such licenses, deeds, documents, applications, instruments and writings as may hereinafter be required by the Company for the purpose of vesting in the Company the Rights in RA-1.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE EXECUTED THESE PRESENTS THE DAY AND YEAR FIRST HEREIN ABOVE WRITTEN.

Signed and Delivered by

/s/ Bhushan Patwardhan            /s/ Barry Wald
    ---------------------             ---------------------
    Dr. BHUSHAN PATWARDHAN            BARRY WALD
    Pune 411 030.                     President,

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                                  BIO-VED, INC. USA.
In the presence of

1)                                1)   /s/ Ajit P. Chitre
                                           ---------------------
                                           AJIT P. CHITRE
                                           10, Vishnubaug Society,
                                           Pune 411 016. INDIA.


2)                                2)